AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 2005

                                                   REGISTRATION NO.  333-74098
==============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                     ----------------------------------

                       POST-EFFECTIVE AMENDMENT NO. 1
                                TO FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

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                    NEW CINGULAR WIRELESS SERVICES, INC.

           (Exact name of registrant as specified in its charter)

              DELAWARE                                     91-1379052
    (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                   Identification Number)
     incorporation or organization)

                          5565 GLENRIDGE CONNECTOR
                           ATLANTA, GEORGIA 30342
                               (404) 236-7895
           (Address of registrant's principal executive offices)

 TELECORP PCS, INC. 1999 STOCK OPTION PLAN, DATED JUNE 23, 1999, AS AMENDED

    TELECORP PCS, INC. 2000 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

          TRITEL, INC. AMENDED AND RESTATED 1999 STOCK OPTION PLAN

        TRITEL, INC. AMENDED AND RESTATED 1999 STOCK OPTION PLAN FOR
              NONEMPLOYEE DIRECTORS, EFFECTIVE JANUARY 7, 1999

                         (Full title of the plans)


                              PHILIP K. TESKE
                   EXECUTIVE DIRECTOR-FINANCIAL REPORTING
                    NEW CINGULAR WIRELESS SERVICES, INC.
                          5565 GLENRIDGE CONNECTOR
                           ATLANTA, GEORGIA 30342
                               (404) 236-7895

         (Name, address, and telephone number of agent for service)

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

                       RECENT EVENTS: DEREGISTRATION

     This Post-Effective Amendment relates to the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (registration number 333-74098) (the "Registration Statement") filed with the Securities and Exchange Commission on April 1, 2002 which registered 10,892,496 shares of common stock, par value $.01 per share (the "Common Stock"), of New Cingular Wireless Services, Inc., formerly known as AT&T Wireless Services, Inc. (the "Company").

     The Company, Cingular Wireless Corporation ("Cingular"), Cingular Wireless LLC, Links I Corporation ("Links"), and, solely with respect to certain sections thereof, SBC Communications Inc. and BellSouth Corporation entered into an Agreement and Plan of Merger dated as of February 17, 2004 (the "Merger Agreement"), pursuant to which, on October 26, 2004, Links, a wholly owned subsidiary of Cingular, merged with and into the Company (the "Merger"). As a result of the Merger, the Company has become a wholly owned subsidiary of Cingular and all outstanding shares of the Company's Common Stock (and associated Rights to Purchase Preferred Stock) have been converted into the right to receive $15.00 in cash and each share of the Company's Series C Preferred Stock and Series E Preferred Stock has been converted into the right to receive an amount of cash equal to its then applicable liquidation preference.

     In connection with the closing of the Merger, the Company has terminated all of its offerings of its Common Stock and related participation interests pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all Common Stock registered under the Registration Statement which remain unsold as of the date hereof.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 14th day of February, 2005.

                            NEW CINGULAR WIRELESS SERVICES, INC.



                            By:  /s/ Stanley T. Sigman
                                ---------------------------------------
                            Name:  Stanley T. Sigman
                            Title: President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

           Signature                                 Title
-----------------------------            -----------------------------

/s/ Stanley T. Sigman                    President and Chief Executive
-----------------------------            Officer; Director (Principal
Stanley T. Sigman                        Executive Officer)

                                         Chief Financial Officer
/s/ Peter A. Ritcher                     (Principal Financial and Accounting
-----------------------------            Officer)
Peter A. Ritcher


/s/ Ralph de la Vega
-----------------------------            Director
Ralph de la Vega


/s/ Carol Tacker
------------------------------           Director
Carol Tacker